Exhibit 99.1

FOR:	BIOREFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay
Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

BIOREFERENCE LABORATORIES, INC. REPORTS SUSTAINED GROWTH ON STRONG QUARTERLY RESULTS

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Company maintains growth trajectory through Q3FY13

ELMWOOD PARK, NJ (August 29, 2013) BioReference Laboratories, Inc. (NASDAQ: BRLI) announces record third quarter results for revenues and earnings.  Except for per share data or where otherwise noted, numbers are in thousands and all comparisons to prior periods are adjusted in accordance with the Accounting Standards Update 2011-7 under Topic 954 of FASB codification.  The appended table reflects the adjustments for the prior period.

The Company recorded Q3FY13 revenues of $185,427, the highest recorded revenues in a quarter in corporate history, representing an increase of 16% over the $160,532 (previously reported as $172,302) recorded in Q3FY12.  Operating income for Q3FY13 was $25,059, an increase of 11% over the Q3FY12 operating income of $22,674.  Net income after taxes in Q3FY13 was $14,701, resulting in earnings per share of $.53, up from Q3FY12 net income after taxes of $12,596 and EPS of $.45, increases of 17% and 18%, respectively.  Gross profit on revenues for Q3FY13 was $85,660, resulting in a margin for gross profit on revenues of approximately 46%, a 15% improvement over the $74,279 (previously reported as $86,049 and 50% respectively) recorded for Q3FY12, which also resulted in a 46% margin.  Revenue per patient for Q3FY13 was $85.25, an increase of 7% over the $79.75 (reported as $85.65) recorded for Q3FY12.  The number of patients served increased 8% to 2,161 in Q3FY13 from the Q3FY12 total of 1,997.  Esoteric business for the Company was 64% of revenues for Q3FY13 compared to 61% in Q3FY12.  Days Sales Outstanding (DSO) was 95 days compared to Q3FY12 when the DSO was 84 days (previously reported as 79 days) and compared to the immediately preceding Q2FY13 when the DSO was 89 days.

Nine-month revenues increased to $523,136 in FY13, an increase of 16% over the first nine months of FY12 revenues of $450,767 (previously reported as $485,609).  Operating income for the first nine months of FY13 was $61,527, an increase of 17% over FY12 nine-month operating income of $52,728.  Net income after taxes for the first nine months of FY13 was $34,704, resulting in an EPS of $1.25, an increase of 19% over first nine-months FY12 net income after taxes of $29,267, which resulted in an EPS of $1.05.  The Company reported gross profit on revenues for the FY13 nine-month period of $237,258, resulting in a margin for gross profit on revenues of 45%, up from revenues in the FY12 first nine-month period of $201,930  (previously reported as $236,772), which also resulted in a margin of 45% (previously reported as 49%).  The number of patients served increased 8% to 6,199 in the first nine months of FY13 from the FY12 same period total of 5,762.  Cash flow from operations for the first nine months of FY13 was $16,975 down from $36,561 in the prior year same period.

Marc D. Grodman, M.D., CEO, commented: “BioReference continues to grow; we continue to innovate and we continue to expand.  In many ways we are defined by our history of extraordinary growth and in many ways, we are better defined by our willingness to defend our determination to compete in the marketplace. That determination to compete has allowed us to create new and disruptive testing solutions, new bioinformatics solutions and almost 4000 jobs since our beginnings over 26 years ago. Our performance in the third quarter was quite similar to the results we reported in the immediately preceding second quarter: growth in all elements of our business but especially strong in our genetics area through GeneDx.  The operations and financial results of the Company met or exceeded our expectations for the quarter while our industry and healthcare in general were in a state of flux. Despite these extrinsic pressures, we were able to sustain our growth. We have seen recent changes that we believe will allow us to maintain our growth and improve some of the financial metrics that have been under pressure from temporary conditions.  We recently announced two strategic acquisitions.  We expanded our facilities in

Florida based on previously announced acquisitions in order to achieve our goal of having a strong local presence in the South.  Our recent acquisition in California provides us with a similar presence on the West Coast. We also started accepting specimens at GeneDx for our new inherited cancers panels and we completed enrollment in major payer programs that significantly expand our roster of in-network participation.  These are the building blocks for continued growth and expansion.”

Dr. Grodman continued: “There are macro conditions in the laboratory industry that need some discussion.  In July, CMS proposed some major changes to the way they want to reimburse laboratories.  On the one hand, their proposal regarding the Physician Fee Schedule (PFS) appears misguided. In all my years in this industry I have never seen such unity among all the groups — laboratories, pathologists, hospitals, academic medical centers, suppliers, device manufacturers — to rally against the proposal.  There has been great pressure directed at CMS from every possible angle to demonstrate the impact of this proposal as well as to highlight its inappropriateness.  We are quite hopeful that CMS will recognize that this proposal should not be put into effect.  CMS also proposed some adjustments to the Clinical Fee Schedule.  These are part of the laboratory landscape and the industry will deal with this issue in a measured way.”

Dr. Grodman further noted: “This past year has been tumultuous with regards to collections given the changes that have been implemented. We believe that we have been quite successful over the past few years in showing improvement in this area.  The current quarter is an exception to that trend, but we believe that the exception is coming under control and we can expect to get back on track in the near term future.  Since last year, we have had to deal with molecular coding changes from both Medicare and Medicaid, delays in payment related to site of service between physician office and hospital due to the end of the “grandfather” provision, as well as changes emanating from the elimination of the Blue Card program. Over the last quarter alone, there have been some delays in billing under new payer contracts while waiting for all their systems to be operational. That being said, we currently have national or subnational contracts with the five largest commercial insurers and an impressive list of participating Blue plans. We believe that the total number of lives that we cover may well rival any laboratory in the country.”

Dr. Grodman continued: “Over the past quarter, the greatest increase in our DSO, almost 3 days, was by our own choice and is attributable to an issue with Horizon Blue Cross Blue Shield of New Jersey (Horizon) pursuant to which we have elected temporarily to suspend billing.  Over the past several months, we have come to believe that we should have been paid for certain services rendered to Horizon under our agreement to service their PPO subscribers.  We believe Horizon has mischaracterized these services as managed care and therefore not payable under our PPO agreement. Based on Horizon’s characterization of these services, we had not previously billed or recognized revenues for these services. After BioReference began to bill and was initially paid by Horizon for a fraction of these previously unbilled claims, Horizon ceased paying for these disputed services and sought to recoup those payments from monies due to us for unrelated and undisputed services rendered. As a result, we suspended billing Horizon for most services while this dispute is ongoing.  Directly and through counsel we are attempting to settle these issues; however, we are uncertain as to whether this matter will be resolved amicably or must be litigated. ”

Dr. Grodman finally noted: “GeneDx, our clinical diagnostic genetic sequencing laboratory, has been a leader in genetic sequencing for more than a decade.  Over the past two weeks, we have agreed to acquire EdgeBio, which will merge with GeneDx and provide valuable increased capacity and excellent expansion of our R&D capability to introduce new tests and new platforms.  We believe that one of the keys to our premier status in genetic sequencing lies in our bioinformatics.  We have been pioneers in this area and have had to find our own way through the maze of bioinformatics.  EdgeBio will add to our strength in this area.  GeneDx also announced earlier this week that we are now accepting samples for OncoGeneDx, a series of panels for inherited cancers, including BRCA1 and BRCA2 genes.  Our infrastructure as a genetic laboratory, our service, our reputation, our marketing, sales and even managed care pricing are something of which we are proud. As a company, we have a different perspective on sharing data, on the ability to use sequencing data in a more open manner than others, but we believe, strongly in fact, as a fundamental guiding principal of BioReference, that competition brings out the best in all of us to the benefit of the patient and the collective good.  We will protect that right as we have throughout our history with passion and determination.”

The Company’s third quarter earnings conference call is scheduled for today at 10:30 a.m. Eastern Daylight Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call, please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the fourth largest full-service laboratory in the United States and the largest independent regional laboratory in the Northeastern market.  BRLI offers a comprehensive list of laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

BioReference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended
	July 31,
		(As Adjusted for	(As Previously
		Topic 954)	Reported)
	2013	2012	2012
Net Revenues	$185,427	$160,532	$172,302
Cost of Sales	99,767	86,253	86,253
Gross Profit on Revenues	85,660	74,279	86,049
General and Administrative	60,601	51,605	63,375
Operating Income	25,059	22,674	22,674
Other Expense, Net	(696)	492	492
Income Before Taxes	25,755	22,182	22,182
Taxes	11,054	9,586	9,586
Net Income	14,701	12,596	12,596
Income Per Share	$0.53	$0.45	$0.45
Number of Shares	27,671,880	27,695,215	27,695,215
Income Per Share (Diluted)	$0.53	$0.45	$0.45
Number of Shares (Diluted)	27,841,998	27,887,765	27,887,765

	Nine Months Ended
	July 31,
		(As Adjusted for	(As Previously
		Topic 954)	Reported)
	2013	2012	2012
Net Revenues	$523,136	$450,767	$485,609
Cost of Sales	285,878	248,837	248,837
Gross Profit on Revenues	237,258	201,930	236,772
General and Administrative	175,731	149,202	184,044
Operating Income	61,527	52,728	52,728
Other Expense, Net	203	1,179	1,179
Income Before Taxes	61,324	51,549	51,549
Taxes	26,620	22,282	22,282
Net Income	34,704	29,267	29,267
Income Per Share	$1.25	$1.05	$1.05
Number of Shares	27,695,387	27,754,771	27,754,771
Income Per Share (Diluted)	$1.25	$1.05	$1.05
Number of Shares (Diluted)	27,861,372	27,930,202	27,930,202

BioReference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	July 31,	October 31,
	2013	2012
Cash & Cash Equivalents	$28,567	$25,143
Accounts Receivable (Net)	191,798	153,247
Plant, Property & Equipment (Net)	57,843	50,440
Intangible Assets (Net)	36,667	29,731
Other Assets	63,598	54,264
Total	$378,473	$312,825

Accounts Payable	$55,770	$41,288
Revolving Note	16,576	—
Long-Term Debt	18,027	18,047
Other Liabilities	27,703	26,243
Shareholder’s Equity	260,397	227,247
Total	$378,473	$312,825

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, our ability to sustain continued growth, lawsuits or private actions, including any potential action involving Horizon as described herein, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners, including recent proposals by CMS described herein,  and other and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

www.bioreference.com